Exhibit 8

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of April 23, 2025 (this “Agreement”), is made and entered into by and between JAB INDULGENCE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Seller” or “JAB Indulgence”), and BERNARDO HEES (“Buyer” or “Hees”) (collectively, the “Parties”).

WHEREAS, Seller desires to sell to Buyer, and Buyer wishes to purchase from Seller, shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), of Krispy Kreme, Inc. (the “Company”) held by Seller; and

WHEREAS, concurrent with the entry into this Agreement, the Parties are entering into an Advisor Services Agreement (the “Services Agreement”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.     Purchase of Common Stock. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, 694,445 Shares of Common Stock of the Company (the “Purchased Shares”) for an aggregate total purchase price of $3,000,000 (the “Purchase Price”), representing a purchase price per share equal to the closing price for the Shares on the New York Stock Exchange on April 22, 2025. Buyer may satisfy Buyer’s obligation to purchase the Purchased Shares by causing an entity or trust solely owned and managed by Buyer and designated by Buyer (a “Controlled Entity”) to purchase such Purchased Shares, provided, that in connection with such purchase through a Controlled Entity, both Buyer and such Controlled Entity will be subject to the same obligations and restrictions as those to which Buyer would have been subject had Buyer purchased the Purchased Shares directly.

2.     Closing. (a) At the closing (the “Closing” and the date on which the Closing occurs, the “Purchase Date”) of the purchase and sale of the Purchased Shares, which shall take place as soon as reasonably practicable following the Commencement Date (as defined in the Services Agreement) but in no event later than April 23, 2025, Seller will (i) sell to Buyer the Purchased Shares free and clear of all liens, other than any restrictions arising under the applicable securities laws, and (ii) cause to be delivered to Buyer evidence of the registration of the Purchased Shares in Buyer’s (or, if applicable, the Controlled Entity’s) name with the Company’s transfer agent.

(b) At the Closing, Buyer will make payment of the Purchase Price in respect of the Shares, in immediately available funds by wire transfer to a bank account designated by Seller.

3.     Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that (i) Seller owns and will deliver the Purchased Shares to Buyer at Closing, free and clear of any and all liens, claims, options, security interests and encumbrances of any kind, except any restrictions under applicable federal and state securities laws, and Seller will convey to Buyer good, valid and marketable title to the Purchased Shares, except any restrictions under applicable federal and state securities laws, (ii) Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, without the need of any waiver or consent of any entity, person or governmental authority, (iii) this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action by Seller and (iv) this Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.

4.     Representations and Warranties of Buyer. (a) Buyer hereby represents and warrants to Seller that (i) Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, in each case, without the need of any waiver or consent of any entity, person or governmental authority (ii) this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action by Buyer, and, to the extent necessary under applicable community property or other law, Buyer’s spouse, as applicable, (iii) this Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, (iv) Buyer has carefully reviewed all information that it and its advisers deem necessary to make its decision to enter into the transaction, (v) Buyer is a sophisticated investor, an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act of 1933, as amended, and has the capacity to evaluate the risks and merits of the transactions contemplated by this Agreement, (vi) Buyer has made an informed decision with respect to the transactions contemplated by this Agreement without reliance on any advice from Seller, (vii) Buyer is acquiring the Purchased Shares for investment and not with a view toward distribution in a manner which would violate the Securities Act of 1933 (the “Securities Act”), (viii) Buyer’s financial situation is such that it can afford to bear the economic risk of holding the Purchased Shares for an indefinite period, and Buyer can afford to suffer the complete loss of its investment in the Purchased Shares and (ix) Buyer understands that the Purchased Shares have not been registered under the Securities Act and are being sold to it in a transaction that is exempt from the registration requirements of the Securities Act and other applicable securities laws, must be held by Buyer indefinitely unless subsequently registered under the Securities Act or offered and sold pursuant to an exemption from such registration requirement and in accordance with other applicable securities laws, and shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such Shares):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (C) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

(b) Buyer hereby understands and acknowledges that (a) neither Seller nor any of its affiliates, principals, stockholders, partners, employees or agents has provided Buyer with any investment advice or rendered any opinion to Buyer as to the Company or whether the purchase of the Purchased Shares is prudent or suitable, and Buyer is not relying on any representation or warranty of Seller other than those set forth in Section 3 hereof, and (b) Seller and its affiliates may possess nonpublic information regarding the Company which has not been disclosed and that may impact the value of the Purchased Shares (the “Information”).

5.     Limitation on Liability. None of Seller or its affiliates, or its or their principals, stockholders, partners, employees or agents shall have any liability to Buyer, its affiliates, partners, agents, grantors or beneficiaries, due to or in connection with Seller’s use or non-disclosure of the Information or otherwise as a result of the transactions contemplated hereby, and Buyer hereby irrevocably waives any claim that it might have based on the failure of Seller to disclose the Information.

6.     Registration of Shares; Equity Awards. (a) On the date of Closing, Seller will (or will cause one of its affiliates to) grant to Buyer the Matching Option and Sign-On Bonus RSUs (as defined in the Services Agreement) on the terms set forth on Exhibit A. The terms of the Matching Option and Sign-On Bonus RSUs will be subject to and governed by the definitive documentation relating to such transactions and awards.

(b) Seller shall use its reasonable best efforts to cause the Company to register the resale of the Purchased Shares and the Shares delivered in respect of the Matching Option and the Sign-On Bonus RSUs to the extent reasonably necessary to allow Buyer to sell Shares to cover the payment of the exercise price and taxes owed in respect of the Matching Option and Sign-On Bonus Shares. Notwithstanding the foregoing, Buyer’s obligation to hold the Purchased Shares following the Closing shall be subject to the ownership requirements described in the Services Agreement.

7.     Miscellaneous.

7.1 Governing Law. This Agreement, and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, shall be governed by, and shall be construed and interpreted in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof or that would result in the application of the laws of any other jurisdiction.

7.2 Jury Trial Waiver. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

7.3 Submission to Jurisdiction. Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall only be brought in a state or federal court located in the State of New York, and each party consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding.

7.4 Further Assurances. The parties hereto agree to sign or execute all such other deeds and documents and do such other things as may be necessary or desirable for more completely and effectually carrying out the terms and intention of this Agreement.

7.5 Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns, and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns.

7.6 No Assignment. This Agreement shall not be assigned by any party hereto without the express prior written consent of the other parties hereto.

7.7 Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the parties hereto.

7.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded, but as consistent with its objectives as possible, and shall be enforceable in accordance with its terms.

7.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and agreements with respect to the subject matter hereof.

7.10 Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and is not intended to confer any rights upon any other third parties.

7.11 Amendments. This Agreement may not be modified, amended or supplemented except in a writing signed by each of the parties hereto.

7.12 Specific Performance; Remedies. Each party acknowledges and agrees that the other party would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

7.13 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.14 Confidentiality. Each of Seller and Buyer shall maintain the confidentiality of the terms of this Agreement and the transactions contemplated hereby unless otherwise required by law or regulatory authority, or other legal process, except that each of Seller and Buyer may disclose the terms of this Agreement and the transactions contemplated hereby to its affiliates, attorneys, accountants, the Company, and other professionals and in connection with the enforcement of its respective rights and obligations hereunder, provided that such persons are made aware of the confidentiality provisions and Seller or Buyer, as the case may be, is responsible for the failure of such persons to respect the confidentiality obligations.

7.15 Fees and Expenses. Each party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

JAB INDULGENCE B.V. (as “Seller”)

By:	/s/ Sebastiaan Wolvers
Name: Sebastiaan Wolvers
Title: Managing Director

By:	/s/ Rafael Cunha
Name: Rafael Cunha
Title: Managing Director

[Signature Page to Stock Purchase Agreement]

BERNARDO HEES (as “Buyer”)

By:	/s/ Bernardo Hees

[Signature Page to Stock Purchase Agreement]

Exhibit A

Matching Option - Vesting

• On the Purchase Date, JAB Indulgence shall grant Hees an option to purchase an additional 4,166,670 Shares currently held by JAB Indulgence (the “Matching Option”).

• The Matching Option shall be subject to the terms of an award agreement entered into between JAB Indulgence and Hees which will govern the award of the Matching Option (the “Option Award Agreement”). For the avoidance of doubt, the Matching Option will not be granted under the Company’s 2021 Omnibus Incentive Plan.

• The Matching Option shall be subject to both a service-based vesting condition (the “Service Condition”) and the performance-based vesting condition described below. The Service Condition shall be satisfied with respect to 100% of the Matching Option on the fifth (5th) anniversary of the Purchase Date, subject to Hees’ continued service to JAB Holdings B.V. (“JAB Holdings”) through such fifth anniversary.

• Subject to Hees’ satisfaction of the Service Condition, the Matching Option (or a portion thereof) will be eligible to fully vest on the fifth (5th) anniversary of the Purchase Date, based on the volume weighted average closing price of a Share (the “VWAP”) during the 10 trading days immediately following the date on which earnings are released for the first calendar quarter of the year in which the fifth (5th) anniversary of the Purchase Date occurs (the “Performance Condition”).

• The percentage of the Matching Option that is eligible to fully vest based upon the satisfaction of the Performance Condition is as follows (using linear interpolation to determine vesting when the VWAP is between two thresholds shown below):

Percentage of the Matching Option That Fully Vests:	VWAP Target ($USD)
0%	≤ $4.31
16.67%	$4.32
17.50%	$4.99
18.33%	$5.76
19.17%	$6.40
20.83%	$7.10
26.67%	$7.88
35.00%	$8.28
44.17%	$8.69
50.00%	$9.11
53.57%	$9.52
57.14%	$9.96
60.71%	$10.41
64.29%	$10.89
67.86%	$11.38
71.43%	$11.90
75.00%	$12.45
78.57%	$13.01
82.15%	$13.61
85.71%	$14.23
89.29%	$14.88
92.86%	$15.55
96.43%	$16.26
100.00%	$17.00

• Any portion of the Matching Option that has not fully vested as of the date of the earliest to occur of (i) the fifth (5th) anniversary of the Purchase Date, (ii) Hees ceasing to provide the Consulting Services for any reason prior to the fifth (5th) anniversary of the Purchase Date, and (iii) Hees’ breach of any of the restrictive covenants set forth in the Services Agreement or the applicable award agreement (the earliest of such dates to occur, the “Matching Option Forfeiture Date”) will be forfeited as of such date for no consideration.

• Qualifying Termination. Notwithstanding the foregoing, if prior to the fifth (5th) anniversary of the Purchase Date, Hees ceases to provide the Consulting Services due to a Qualifying Termination, then (i) Hees shall be deemed to have satisfied the Service Condition as of the date of such termination, (ii) a pro-rata portion of the Matching Option shall be eligible to fully vest as of such termination date (with such pro-rata portion being determined as a fraction, the numerator of which is equal to the number of days from the Purchase Date to such termination date, and the denominator of which is equal to 1,825), depending on the extent to which the Performance Condition is achieved as of such termination date (but using the 10 trading days immediately prior to such termination date to determine achievement of the Performance Condition), and (iii) any portion of the Matching Option that remains unvested as of such termination date will be forfeited for no consideration as of such termination date.

• Vesting on Earlier Change in Control. Notwithstanding the foregoing, if prior to the Matching Option Forfeiture Date, a Change in Control (as defined in the Company’s 2021 Omnibus Incentive Plan) occurs, then (i) Hees shall be deemed to have satisfied the Service Condition as of the date of such Change in Control, (ii) up to 100% of the Matching Option shall be eligible to fully vest on the date of such Change in Control, depending on the extent to which to which the Performance Condition is achieved as of the date of such Change in Control (but using the price per Share received by JAB Indulgence in such Change in Control to determine achievement of the Performance Condition).

• Optional Vesting on Earlier JAB Sell-Down. Notwithstanding the foregoing, if prior to the Matching Option Forfeiture Date, JAB Indulgence sells Shares following the Purchase Date (or settles or otherwise reduces the number of Shares underlying derivative instruments owned by JAB Indulgence and its Affiliates) and such transaction does not result in a Change in Control (a “JAB Sell-Down”), then Hees may elect, by giving written notice to JAB Indulgence no later than five (5) business days following JAB Indulgence providing Hees notification of such sale (or, in the event of a settlement or reduction in the number of Shares underlying derivative instruments owned by JAB Indulgence and its Affiliates, by the 5th business day of the month following JAB Indulgence providing Hees notification of such settlement or reduction), to have the Performance Condition thresholds tested on the Applicable Percentage (as defined below) of the Matching Option (a “JAB Sell-Down Election”) and, if Hees timely makes a JAB Sell-Down Election, then (i) Hees shall be deemed to have satisfied the Service Condition as of the date of the JAB Sell-Down on the Applicable Percentage of the Matching Option, (ii) up to 100% of the Applicable Percentage of the Matching Option will vest on the date of such JAB Sell-Down Election, to the extent to which to which the Performance Condition is achieved (using the price per Share received by JAB Indulgence in such JAB Sell-Down to determine achievement of the Performance Condition or the weighted average price used in the relevant settlement or other reduction in the number of Shares underlying derivative instruments owned by JAB Indulgence and its Affiliates, as applicable), and (iii) any portion of the Applicable Percentage of the Matching Option that does not vest because the Performance Condition is not achieved will be forfeited for no consideration on such date. In the event that Hees does not timely make the JAB Sell-Down Election, then the general vesting schedule described above shall continue to apply.

• Ownership Requirement. Except as set forth below, Hees is required to hold all of the Purchased Shares until the earlier of (i) the Matching Option Forfeiture Date and (ii) the first date on which both (A) the Matching Option (or the vested portion thereof) has been exercised (or has otherwise been cancelled or forfeited) and (B) the Sign-On Bonus RSUs (as defined herein) have vested (or have otherwise been cancelled or forfeited), in each case, in accordance with their terms. If Hees sells any of the Purchased Shares prior to such date (without the express consent of JAB Indulgence), Hees will forfeit the entire Matching Option and all of the Sign-On Bonus RSUs for no consideration. Notwithstanding the foregoing, a percentage of the re-sale restrictions on the Purchased Shares will lapse upon the occurrence of a JAB Sell-Down, with the percentage computed by dividing (i) the number of Shares sold by JAB Indulgence (including the settlement or other reduction in the number of Shares underlying derivative instruments owned by JAB Indulgence and its Affiliates) by (ii) the total number of Shares held by JAB Indulgence immediately following the Purchase Date (including the number of Shares underlying derivative instruments owned by JAB Indulgence and its Affiliates) (the “Applicable Percentage”) provided that this provision shall apply only if Hees makes a JAB Sell-Down Election and provided, further, that if the JAB Sell-Down results in JAB Indulgence owning less than 10% of the then-outstanding Shares of the Company, the Applicable Percentage shall be 100%. For purposes of any JAB Sell-Down associated with the settlement or other reduction in the number of Shares underlying derivative instruments owned by JAB Indulgence and its Affiliates, the Applicable Percentage shall be calculated on the last day of the calendar month and shall incorporate any settlement or reduction occurring during such monthly period, and any JAB Sell-Down Election shall apply to all Shares underlying derivative instruments owned by JAB Indulgence and its Affiliates settled or otherwise reduced during such monthly period.

Matching Option - Exercise

• The then-vested portion of the Matching Option shall be exercisable at any time during the six (6)-month period immediately following the fifth (5th) anniversary of the Purchase Date. Any portion of the Matching Option which remains unexercised as of the last day of such six (6)-month period shall be forfeited on such date for no consideration.

o    Qualifying Termination. Notwithstanding the foregoing, if prior to the Matching Option Forfeiture Date, Hees ceases to provide the Consulting Services due to a Qualifying Termination, then the then-vested portion of the Matching Option shall be exercisable at any time during the ninety (90) day period following such termination, and any portion of the Matching Option which remains unexercised as of the ninetieth (90th ) day following such termination will be forfeited for no consideration as of such termination date.

o    Change in Control; JAB Sell-Down Election. Notwithstanding the foregoing, if prior to the Matching Option Forfeiture Date either (i) a Change in Control occurs or (ii) a JAB Sell-Down occurs and Hees timely makes a JAB Sell-Down Election, then the then-vested portion of the Matching Option shall be exercisable at any time during the ninety (90)-day period following the Change in Control or the JAB Sell-Down, as applicable, and any portion of the Matching Option which remains unexercised as of the ninetieth (90th) day following the Change in Control or the JAB Sell-Down, as applicable, will be forfeited for no consideration as of such date.

Sign-On Bonus RSUs

• On the Purchase Date, JAB Indulgence will grant Hees a one-time incentive award in the form of 173,612 restricted stock units (the “Sign-On Bonus RSUs”).

o    The Sign-On Bonus RSUs shall be subject to the terms of an award agreement entered into between JAB Indulgence and Hees which will govern the award of the Sign-On Bonus RSUs (the “RSU Award Agreement,” and together with the Option Award Agreement, the “Award Agreements”). For the avoidance of doubt, the Sign-On Bonus RSUs will not be granted under the Company’s 2021 Omnibus Incentive Plan.

• Subject to Hees’ continued provision of the Consulting Services through the fifth (5th) anniversary of the Purchase Date (the “RSU Vesting Date”) and the additional terms of the RSU Award Agreement, 100% of the Sign-On Bonus RSUs will vest on the RSU Vesting Date.

o    Any Sign-On Bonus RSUs that vest in accordance with the RSU Award Agreement will be settled within thirty (30) days following the date on which such Sign-On Bonus RSUs vest, and may be settled in cash or in Shares, at the discretion of JAB Indulgence.

• Upon (1) Hees ceasing to provide the Consulting Services for any reason prior to the RSU Vesting Date or (2) Hees’ breach of any of the restrictive covenants set forth in the Services Agreement or the applicable award agreement, all of the Sign-On Bonus RSUs will be forfeited as of the date of such termination or breach, as applicable, for no consideration.

• Qualifying Termination. Notwithstanding the foregoing, if prior to the RSU Vesting Date, Hees ceases to provide the Consulting Services due to a Qualifying Termination, then a pro-rata portion of the Sign-On Bonus RSUs shall be eligible to fully vest on the date of such termination (with such pro-rata portion being determined as a fraction, the numerator of which is equal to the number of days from the Purchase Date to the date of such termination, and the denominator of which is equal to 1,825), and any portion of the Sign-On Bonus RSUs that remains unvested as of such termination date will be forfeited for no consideration as of such termination date.

• Vesting on Earlier Change in Control. Notwithstanding the foregoing, if a Change in Control occurs prior to the RSU Vesting Date, then 100% of the Sign-On Bonus RSUs will vest on the date of such Change in Control, so long as Hees continues to provide the Consulting Services through the date of such Change in Control.

• Vesting on Earlier JAB Sell-Down. Notwithstanding the foregoing, if a JAB Sell-Down occurs prior to the RSU Vesting Date and Hees makes a JAB Sell-Down Election, then the Applicable Percentage of the Sign-On Bonus RSUs will vest on the date of such JAB Sell-Down, so long as Hees continues to provide the Consulting Services through the date of such JAB Sell-Down.

Additional Definitions

• “Qualifying Termination” means Hees ceases to provide the Consulting Services due to a termination by JAB Holdings without Cause (as defined in the Services Agreement), or due to Hees death or Disability (as defined in the Services Agreement).